Exhibit 10.9

September 26, 2024

VIA EMAIL ONLY:

Neal Livingston

Dear Neal:

It is with great pleasure that we extend an offer to you to join Andersen Tax LLC (“Andersen”) under the following terms:

Function/Title:	Managing Director, Chief Financial Officer, reporting to the Chief Executive Officer, currently, Mark L. Vorsatz.

Location:	London Office or other location to be agreed with Andersen.

Starting Date:	No later than April 15, 2025 (or sooner depending on discussions with your current employer).

Base Compensation:	Your compensation will be paid at the rate of $500,000.00 per annum, less applicable deductions. As a Managing Director, your base pay will be subject to the compensation practices applicable to all Andersen Managing Directors, including any increases, reductions or deferrals, and will be paid in accordance with the then current compensation schedule for other Managing Directors.

Signing Bonus:	You are eligible to receive a “Signing Bonus” in the amount of $1,000,000.00, less applicable withholdings and taxes, payable within thirty (30) days of your Starting Date with Andersen. In order to receive the Signing Bonus, you must be in “active working status” at the time the bonus is to be paid. In the event that you terminate your contract for any reason within twelve (12) months of the Starting Date, the Signing Bonus you will have received will be repayable on a pro rata basis to Andersen within ninety (90) days of your separation from Andersen.

Unit Award:

After joining Andersen as a Managing Director, you will be given the opportunity to participate in an offering of units that typically occurs not less than 45 days after your Starting Date for MD Management LLC and MD Investment LLC (collectively, the “MD Entities”), the two entities that indirectly own Andersen. This opportunity will be subject to your being actively employed by Andersen at the time of such offering, to your satisfying various other qualifications (which we have applied to our existing investing Managing Directors), to your execution of certain investment documents that would be provided to you at the time of the offering and to the other terms and conditions of those documents, including applicable securities laws and regulations. We offer units on an annual basis, and typically coordinate the offering to coincide with the admission of other new Managing Directors during the preceding 12 months. Your participation in the offering of units is voluntary and is not a condition of your contract with Andersen.

The allocation of units to lateral hires and other investors in the MD Entities is determined by the Board of Directors of the MD Entities with input from the Chief Executive Officer and Compensation Committee of the MD Entities based upon, among other factors, an individual’s experience, background and compensation level at Andersen. At this time, the Board is awarding you 3,500 units, effective as of January 1, 2025, 10% of which are units of MD Management LLC and 90% of which are units of MD Investment LLC (collectively, the “Livingston Units”). Andersen and various of its subsidiaries, including the MD Entities, are currently exploring the possibility of raising equity funding for the growth of the business through a future initial public offering (“IPO”). In the event that Andersen and/or its subsidiaries should pursue an IPO, the Livingston Units shall be converted into shares having a comparable value post-IPO in an entity to be formed for purposes of and which shall survive the IPO (the “Livingston Shares”). The Livingston Shares shall vest 20% per annum over a five (5) year period following the conclusion of the IPO. Vesting is not dependent on your contract status with Andersen or any successor entity. In the event that Andersen should elect to not proceed with the IPO within [12] months of your Starting Date, it is agreed that your total remuneration shall be adjusted such that the combination of your Base Compensation and unit earnings from the Livingston Units shall be equivalent to $1,750,000.00. For sake of clarity, this amount does not include the $1,000,000 “Signing Bonus”.

Further, should you choose to become a member of the MD Entities, you may become eligible to receive an allocation of Specially Allocated Income (“SAI”) in accordance with the terms of the LLC Agreements of the MD Entities. For any period during which you are employed by Andersen as a Managing Director but are not member of the MD Entities, you may also become eligible to receive an SAI-equivalent bonus payable to you from Andersen.

Active Working Status:	For purposes of the agreement “active working status” means that you are not on any type of leave (other than a leave (a) pursuant to the Family and Medical Leave Act or any family, safe, or sick leave law or (b) granted as an accommodation for a disability), or have not resigned (or given notice of intention to resign) or have not been terminated from your contract (or been given notice of termination from your contract). The phrase “active working status” shall not, in the case of temporary or permanent disability or death, be used to deny or delay payment of any incentive compensation otherwise payable pursuant to this agreement.

Representation:	Except as set forth in the attached Exhibit A (identifying any applicable non-compete agreement), you represent that you are free to accept this contract with Andersen without any contractual restrictions, express or implied, with respect to your current employer or any of your prior employers, including, but not limited to, restrictive covenants and/or non-solicitation restrictions. You also represent that you are not subject to any litigation, arbitration or dispute relating to your prior and current employment and/or professional conduct (including litigation, arbitration or disputes involving clients or former clients or investigations for any violations of your prior company’s policies), and you have not previously been found responsible for any violation of your prior company’s policies (Exhibit B). You represent that all information that you provide or provided to Andersen is complete and accurate, including the terms of your compensation at your current and/or prior employment. Furthermore, you represent that you will not at any time misuse, disclose, trade on (either personally or on behalf of others) or otherwise misappropriate any material, non-public information to which you have access during your employment.

Exclusive Service:	You agree to devote substantially all of your working time, attention, energies, and best efforts to rendering services on behalf of Andersen and shall not, without the prior written consent of Andersen be engaged in the rendering of services for any other person, firm, organization, or business entity whether paid or unpaid; nor shall you render professional services or engage in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, which would interfere with the satisfactory performance of your duties to Andersen. You may engage in charitable and community affairs and manage your personal investments, provided that such activities are not inconsistent with Andersen’s business and do not materially interfere with the performance of your duties or responsibilities. You further agree that, during the period of your contract, any and all monies earned by you from the rendering of services for Andersen (other than the compensation herein contemplated) belong to Andersen. Notwithstanding the foregoing, monies earned from professional activities undertaken by you other than on behalf of Andersen, to which the CEO of Andersen has given his prior written consent, shall remain your property and shall not be deemed company receipts or property.

Limited Indemnification:	Except for your gross negligence or willful misconduct, Andersen will indemnify and defend you through legal counsel selected by Andersen in accordance with the terms of this subsection. Andersen’s indemnification and defense of you shall include the payment or advancement of reasonable legal fees and expenses as incurred for one attorney (unless otherwise approved in advance in writing by Andersen) if you are named or threatened to be named as a party to any suit, action, claim or proceeding stemming from, or directly relating to, any alleged breach by you following your Starting Date at Andersen of the covenants entered into with your prior employer (as set forth in Exhibit A) which restrict you from soliciting clients and/or employees of your former employer while acting on behalf of Andersen, provided you have acted in a manner reasonably believed to be in, or not opposed to, the best interests of Andersen, in its sole judgment and consistent with instructions given to you by Andersen.

Use of Information of Prior Employers:	As a condition of your contract with Andersen, you expressly acknowledge your commitment to abide by the terms of any covenants you entered into with any prior employer. During and prior to the commencement of your contract with Andersen, by your acceptance of this offer indicated by your signature below, you hereby confirm that you have not and will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other person or entity to whom you have an obligation of confidentiality, and you will not bring onto the premises of any Andersen office, or install and/or upload, directly or indirectly, onto any Andersen (issued or owned) device, or to any of its subsidiaries or affiliates, any unpublished documents or any property belonging to any former employer or any other person or entity to whom you have an obligation of confidentiality unless consented to in writing by the former employer or person or entity. You will use in the performance of your duties only information that is (i) generally known and used by persons with training and experience comparable to yours and is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by Andersen or any of its subsidiaries or affiliates or (iii) in the case of materials, property or information belonging to any former employer or other person or entity to whom you have an obligation of confidentiality, approved for such use in writing by such former employer or person or entity.

Intellectual Property:	You agree to disclose promptly to Andersen all inventions, discoveries, techniques, technologies, methodologies, writings, software, improvements, and any other works developed, conceived or created by you, either alone or in conjunction with others, at any time during your contract and related to the actual or expected business or activities of Andersen (“Works”), including, without limitation, Works created in connection with services provided to clients. You hereby assign all of your rights, title and interests (including, without limitation, all copyrights, trademarks, patent rights and other intellectual property rights) therein to Andersen. Whenever requested to do so by Andersen, you agree to cooperate and do all things necessary, including executing all applications, assignments or other instruments that Andersen shall deem necessary to apply for and obtain letters patent or copyrights of the United States or any foreign country, or otherwise protect Andersen’s interests therein. If you do not execute such instruments within five days of their being presented to you, you hereby appoint Andersen with limited power of attorney to execute all such instruments. This power of attorney is a right coupled with an interest and is irrevocable. These obligations shall continue beyond the conclusion of your contract, and shall be binding upon your assigns, executors, administrators and other legal representatives. All Works shall be considered confidential information of Andersen.

Resignation or Termination of Contract For Cause:

In the event that you resign or your contract is terminated by Andersen for cause at any time, you will not be entitled to receive any compensation (discretionary or otherwise, including any payment of Specially Allocated Income (as defined under the LLC Agreements for the MD Entities) (“SAI”) or any termination payments. You will be entitled to receive only Base Compensation accrued prior to your resignation or termination, and any benefits earned under Andersen’s benefit plans.

For purposes hereof, “cause” shall mean that (i) you committed an act constituting a misdemeanor involving moral turpitude, or a felony under the laws of the United States or any state or political subdivision thereof; (ii) you violated laws, rules or regulations applicable to banks, investment banks, broker dealers, investment advisors, or the banking and securities industry generally; (iii) you committed an act constituting a breach of fiduciary duty, negligence, or misconduct; (iv) you engaged in conduct that violated Andersen’s internal policies or procedures; (v) you committed an act of fraud, dishonesty or misrepresentation; (vi) you engaged in a conflict of interest or self-dealing; or (vii) you breached your obligations as set forth in this agreement or you failed to perform your duties to Andersen.

Termination of Contract Other Than For Cause:	In the event that your contract is terminated by Andersen other than for cause (and not by reason of your death or disability) and consistent with Andersen’s then current compensation and benefit plan: (1) you will receive accrued but unpaid (including incentive) compensation, through the date of the termination of your contract, but will not be eligible for any unearned bonus compensation, however, you may remain eligible to receive an allocation and payment of an SAI-eguivalent bonus, pro-rated through the date of termination and subject to management’s discretion, and (2) you will receive the value of any accrued but unpaid benefits to which you are entitled under the Andersen benefit plans then in effect, and if applicable.

Termination by Managing Director	You may terminate this agreement and your contract with Andersen by giving (30) days prior written notice of termination to Andersen; provided, however, Andersen reserves the right to accept your notice of termination and to accelerate such notice and make your termination effective immediately, or on any other date prior to your intended last day of work as Andersen deems appropriate.

Death/Disability:	In the event of your death or permanent disability whereby you are unable to perform the essential functions of your job for four (4) consecutive months, except as otherwise required by applicable law, your contract will be terminated and you will not be entitled to any termination payments. You will be entitled to receive only compensation accrued prior to such resignation or termination, incentive compensation awarded to you on or before the date of termination, and any benefits earned under Andersen’s benefit plans.

Restrictive Covenant:

(a)   In consideration of your contract and/or continued contract, you agree that, in order to protect and preserve Andersen’s strong proprietary interest in confidential client information and confidential, proprietary information and trade secrets (as described below), to which you will have access and be privy during the course of your contract, beginning on the date that you executed this agreement and continuing through the eighteen (18) month period after the last date of your contract, you will not (i) directly or indirectly solicit or induce any person who is employed with Andersen, or its subsidiaries or affiliates to terminate his or her employment with Andersen, or (ii) directly or indirectly solicit or do business with any Andersen client or Potential Client (as defined below) about whom you learned during the course of your contract with Andersen in connection with a Competitive Business (as described below), For the purposes of this paragraph, “Potential Client” shall mean any prospective client that you have contacted, either orally or in writing, on behalf of Andersen during the eighteen (18) month period preceding the termination of your contract. “Competitive Business” shall mean any business that is in competition with any current or actively planned business of Andersen, but shall not include becoming an employee, partner, member or associate of any Andersen client. You agree that these restrictive covenants apply to the above-described clients and Potential Clients of Andersen. These restrictive covenants will apply in full force and effect even in the event that you resign from or are terminated, with or without cause as defined above, by Andersen at any time from the date that you execute this agreement through eighteen (18) months after the last date of your contract.

(b)   In addition, you agree that you will not use any confidential client information or confidential, proprietary information or trade secrets of Andersen on behalf of any business, person, or other entity. The restrictive covenant herein will apply in full force and effect even in the event that you resign from Andersen or are terminated, with or without cause as defined above, by Andersen. For the purpose of this subparagraph, confidential, proprietary information or trade secrets, as referenced above, shall include, without limitation, Andersen’s (i) proprietary methodology for the preparation of tax returns; (ii) proprietary methodology for the creation and delivery of high value-added income, estate and gift strategies; and (iii) proprietary technology and/or methodology for the delivery of investment advisory services.

(c)   You acknowledge and agree that the amount of damages due to Andersen in the event of a breach by you of subparagraph (a) under this Restrictive Covenant paragraph may be difficult to ascertain or calculate with certainty; consequently, in the event that (i) you violate the restrictions set forth under subparagraph (a)(i) above, you agree to pay to Andersen as liquidated damages an amount equal to 100% of the annual compensation of the person(s) during their prior year of contract; and (ii) you violate the restrictions set forth under subparagraph (a)(ii) above, you agree to pay to Andersen as liquidated damages an amount equal to 100% of the gross fees paid to Andersen by the client(s) for services rendered for the two (2) year period ended on the last date of your contract with Andersen, payment for which shall be due to Andersen within 30 days after each such payment of fees has been made by the client(s).

Notwithstanding anything to the contrary herein, the Board of Directors shall have the authority to determine, in its sole discretion, whether it is in the best interest of Andersen to waive any or all of the restrictions set forth under subparagraphs (a), (b) and/or (c) hereinabove.

Trade Secrets

Pursuant to the Defend Trade Secrets Act of 2016, you understand that:

(1)   An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding; and

(2)   An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

Compliance with Andersen’s Policies and Procedures:	You agree to review and comply fully with all Andersen’s Policies and Procedures, including but not limited to, all terms and conditions set forth in Andersen’s Staff Handbook and any other memoranda and communications pertaining to Andersen’s policies, procedures, rules and regulations. Failure to comply with all published policies and procedures may be grounds for disciplinary action by Andersen, up to and including termination.

Paid Time Off:	Twenty-five (25) days PTO per annum, which is accrued at a daily rate.

Pre-Contract Screen:	This offer is subject to satisfactory completion of Andersen’s pre-contracting screening process.

Benefits:	You will be eligible for Andersen Staff benefits (subject to the terms of each plan) on the first day of the month following your Starting Date. All plan descriptions, including availability and eligibility, will be available to you during your orientation. Andersen reserves the right to amend, modify, or terminate such plans from time to time in its sole discretion.

Andersen Tax LLC Tax Reduction Investment Plan (401k):	Your participation in the Andersen Tax LLC Tax Reduction Investment Plan begins automatically after thirty (30) days of the Starting Date with 1% of your eligible compensation being contributed to your account on a pre-tax basis. Your money will be invested in a Vanguard Target Retirement Fund based on your age and projected years to retirement. If you do not want to participate in the plan when you are eligible or if you wish to change the amount of contribution or the investment of your contributions to a different investment available under the plan, you can contact Vanguard directly within the first thirty (30) days of your contract.

Governing Law:	This agreement will be governed by and construed in accordance with the laws of the state, commonwealth or country in which your assigned local office is located or, following termination of contract, was most recently located.

Modification:	This agreement contains the entire understanding of the parties and supersedes all prior written and oral agreements or understandings on the subject of your contract by Andersen, and may be modified only in a document signed by the parties and referring explicitly hereto. You agree that if any one of the provisions of this agreement or the application thereof is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable to any extent, such court shall be empowered to reform such provision in a manner so that it is enforceable to the fullest extent permitted by law and to grant any other relief, at law or in equity, as may be reasonably necessary to protect Andersen. If any provision hereof cannot be reformed to be enforceable, the same shall be deemed severable, and the remainder of this agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

Nothing in this agreement is intended to guarantee you a contractual term at Andersen for a fixed period of time. Rather, this is an “at-will” contract. Either you or Andersen may terminate your contract at any time, for any reason or no reason at all, subject to the provisions of this agreement.

In compliance with relevant immigration laws, each new contractor, as a condition of their contract, must present proof of identity and eligibility to work. Please provide the necessary documentation no later than your first day of work.

Please sign and date this letter electronically in the spaces provided below, and return a signed version to Mark L. Vorsatz via email at  , indicating your acceptance of this offer of a contract. In the event that you do not sign and return a fully executed version of this letter on or before October 15, 2024, this offer shall expire and the terms and conditions of this letter shall have no force and effect. You and Andersen expressly agree that any electronic signatures appearing in this letter shall be treated the same as handwritten signatures for all purposes, including validity, enforceability and admissibility.

We look forward to having you on board.

Very truly yours,

/s/ Mark L. Vorsatz

I accept the conditions stated herein and will commence on:

My Exhibit A (Existing Covenant Agreement(s)) and Exhibit B (Representation) are attached.

Signed:	/s/ Neal Livingston	Dated:	September 30, 2024
Neal Livingston

EXHIBIT A

NEAL LIVINGSTON

COVENANT AGREEMENT

Please attach Covenant Agreement(s)

EXHIBIT B

NEAL LIVINGSTON

REPRESENTATION

I represent that I am not subject to any litigation, arbitration or dispute relating to my prior contract and/or professional conduct (including litigation, arbitration or disputes involving clients or former clients), and I am not currently under investigation for any violations of my prior company’s policies, and I have not previously been found responsible for any violation of my prior company’s policies except as noted below.

/s/ Neal Livingston
Neal Livingston

Date September 30, 2024

Addendum No. 1

to Livingston Offer Letter

dated September 26, 2024

This Addendum No. 1 dated as of November 12, 2024 (the “Addendum”) to that certain Andersen Tax LLC (“Andersen”) Offer Letter dated September 26, 2024 addressed to Neal Livingston, which was accepted by him on September 30, 2024 (the “Offer Letter”), hereby modifies the Offer Letter in the following respects:

1.

The Location provision set forth in the Offer Letter which states: “London Office or other location to be agreed with Andersen”, is hereby modified in its entirety to state: “You will work on a remote basis from Europe (or other location to be agreed with Andersen) with access to offices of Andersen Global as needed. Unless specifically approved in advance, the cost of intraEurope travel shall be for your account.”

2.

The 2nd sentence of the 2nd paragraph entitled Unit Award set forth in the Offer Letter shall be revised in its entirety to state: “ At this time, the Board of Directors is awarding you 3,500 units, effective as of April 1, 2025, 10% of which are units of MD Management LLC and 90% of which are units of MD Investment LLC (collectively, the “Livingston Units”).

3.

The Governing Law provision in the Offer Letter which states: “This agreement will be governed by and construed in accordance with the laws of the state, commonwealth or country in which your assigned local office is located or, following termination of contact, was most recently located”, is hereby modified in its entirety to state: “This agreement will be governed by and construed in accordance with the laws of the state of Delaware”.

Except as set forth hereinabove, all of the remaining terms and conditions of the Offer Letter shall remain otherwise unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused the Addendum to be executed:

Neal Livingston

Signed:	/s/ Neal Livingston

Date:	November 12, 2024

Andersen Tax LLC

By:	/s/ Mark L. Vorsatz

Name:	Mark L. Vorsatz
Title:	CEO
Dated:	December 2, 2024